TRANSITION SERVICES AGREEMENT

between

L-3 COMMUNICATIONS CORPORATION

and

ENGILITY CORPORATION

Dated as of July [—], 2012

i

ii

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of July [—], 2012, between L-3 Communications Corporation, a Delaware corporation (“L-3”), and Engility Corporation, a Delaware corporation (formerly known as L-3 Services, Inc.) (“Engility” and, together with L-3, the “Parties”, and each individually, a “Party”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Distribution Agreement (as defined below).

RECITALS

WHEREAS, L-3 Communications Holdings, Inc., of which L-3 is a wholly owned Subsidiary, and Engility Holdings, Inc. have entered into a Distribution Agreement, dated as of July [—], 2012 (as amended, restated or modified from time to time, the “Distribution Agreement”), which contains the terms and conditions relating to the separation of the Spinco Business such that the Spinco Business is to be held, as at the Effective Time, directly or indirectly, by Engility Holdings, Inc. and its direct or indirect subsidiaries and affiliates, including Engility; and

WHEREAS, in connection therewith, L-3 will provide certain transitional services to Engility following the Distribution Date, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms have the following meanings:

“Agreement” has the meaning set forth in the Preamble to this Agreement and in Article II.

“Commercially Reasonable Efforts” means the efforts that a reasonable and prudent Person desirous of achieving a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of commercial relations of the type envisaged by this Agreement; provided, however, that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to assume any material obligations or pay any material amounts to a Third Party.

“Consent” means any written approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, license, commitment, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law.

“Distribution Agreement” has the meaning set forth in the Recitals to this Agreement.

“Dollars” or “$” means the lawful currency of the United States of America.

“Engility” has the meaning set forth in the Preamble to this Agreement.

“Engility Group” means Engility Holdings, Inc. and its direct and indirect Subsidiaries and affiliates from time to time after the Effective Time.

“Engility Indemnified Parties” has the meaning set forth in Section 13.01.

“Event of Default” has the meaning set forth in Section 7.01.

“Expiration Date” has the meaning set forth in Article IV.

“Fair Market Value” means, in relation to the pricing of services under this Agreement, terms that would be agreed between non-affiliated third parties for comparable services on a comparable scale, as determined by mutual agreement of the Parties.

“Force Majeure Event” has the meaning set forth in Section 15.07.

“Governmental Authorization” means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Entity or pursuant to any applicable Law.

“Impracticability” has the meaning set forth in Section 3.03.

“Party” has the meaning set forth in the Preamble to this Agreement.

“L-3” has the meaning set forth in the Preamble to this Agreement.

“L-3 Indemnified Parties” has the meaning set forth in Section 13.01.

“Permitted Purpose” has the meaning set forth in Section 12.02.

“Sales Taxes” means any sales, use, consumption, goods and services, value added or similar Tax, duty or charge imposed pursuant to applicable Law.

“Service(s)” has the meaning set forth in Section 3.01(b).

“Service Manager” has the meaning set forth in Section 6.07(c).

“Service Provider” means L-3 when it is providing a Service to Engility hereunder in accordance with a Transition Service Schedule.

“Service Recipient” means Engility when it is receiving a Service from L-3 hereunder in accordance with a Transition Service Schedule.

“Service Recipient Representative” has the meaning set forth in Section 6.07(c).

“Subcontractor” has the meaning set forth in Article IX.

“Subsidiary” of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person.

“Term” has the meaning set forth in Article IV.

“Third Party” means a Person that is not a Party to this Agreement or its Subsidiary.

“Transition Service Schedule” has the meaning set forth in Article II.

Section 1.02 Currency. Except as otherwise specified in a Transition Service Schedule, all references to currency herein are to lawful money of the United States of America.

ARTICLE II

TRANSITION SERVICE SCHEDULES

This Agreement will govern individual transition Services (as defined below) to be provided to Engility, the details of which are set forth in the Transition Service Schedules attached to and forming part of this Agreement (each transition service schedule, a “Transition Service Schedule”).

For each Service, the Parties shall set forth in a Transition Service Schedule, among other things (i) the time period during which the Service will be provided if different from the Term of this Agreement, (ii) a summary of the Service to be provided and (iii) the charge for the Service or the method for determining the charge for the Service and any other terms the Parties deem applicable thereto. Obligations regarding a Transition Service Schedule shall be effective upon the Distribution Date. This Agreement and all the Transition Service Schedules shall be defined as the “Agreement” and each Transition Service Schedule is incorporated herein wherever reference to this Agreement is made.

ARTICLE III

SERVICES

Section 3.01 Services Generally.

(a) Except as otherwise provided in the Transition Service Schedule, for the Term hereof, L-3 shall provide or cause to be provided to Engility the Services described in the Transition Service Schedules.

(b) Each of the services on the Transition Service Schedule shall be referred to herein as a “Service.” Collectively, the services described on all the Transition Service Schedules shall be referred to herein as the “Services.”

(c) During the Term (as defined below), Service Recipient may request any Service that it deems reasonably necessary for the ongoing operation of the Spinco Business in substantially the manner that it was conducted immediately prior to the Distribution. Service Provider will use Commercially Reasonable Efforts to provide all such requested Services to Service Recipient, but only if such Services were provided to Service Recipient prior to the Distribution Date, except in the event of an Impracticability or as otherwise provided in this Agreement.

Section 3.02 Service Levels. Except as otherwise provided in the Transition Service Schedule for a specific Service: (a) the Service Provider shall provide the Services only to the extent such Services are being provided immediately prior to the Distribution Date and at a level of service substantially similar to that provided immediately prior to the Distribution Date and (ii) the Services will be available only for purposes of conducting the business of the Service Recipient substantially in the manner it was conducted prior to the Effective Time; provided, however, that nothing in this Agreement will require the Service Provider to favor the Service Recipient over its other business operations. All Services are provided on an “as is” basis, and L-3 is permitted to modify all Services as it sees fit in the ordinary course of its business.

Section 3.03 Impracticability. The Service Provider shall not be required to provide any Service to the extent the performance of such Service becomes impracticable due to cause or causes outside the reasonable control of the Service Provider, including, without limitation, failure of the Service Recipient to comply with Section 6.01, unfeasible technological requirements, or to the extent the performance of such Services would require the Service Provider to violate any applicable Law, or would result in the breach of any license, Governmental Authorization or Contract (each, an “Impracticability”).

Section 3.04 Additional Resources. In accordance with Section 6.07 below and except as specifically provided in a Transition Service Schedule for a specific Service, in providing the Services, the Service Provider shall not be obligated to: (a) hire any additional employees; (b) maintain the employment of any specific employee; (c) purchase, lease or license any additional facilities, equipment or software; or (d) pay any costs related to the transfer or conversion of the Service Recipient’s data to the Service Provider or any alternate supplier of Services.

Section 3.05 Additional Services. The Transition Service Schedules may be amended at any time by mutually agreed upon amendment of this Agreement to add additional Services. The charges for such additional Services shall be as set forth in the amended Transition Service Schedules.

ARTICLE IV

TERM

The term of this Agreement shall commence on the Distribution Date and end 18 months following the Distribution Date, unless earlier terminated under Article VII (the “Term”, and the last day of the Term, the “Expiration Date”). The Parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Transition Service Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Transition Service Schedule, subject to earlier termination as provided in Article VII. It shall be the sole responsibility of the Service Recipient, upon and after expiration or early termination of this Agreement with respect to a specific Service, to perform, render and provide for itself (or to make arrangements with one or more Third Party service providers to perform, render and provide) such Service, and to do all necessary planning and make all necessary preparations in connection therewith.

ARTICLE V

COMPENSATION

Section 5.01 Charges for Services. The Service Recipient shall pay (a) the Service Provider or (b) the Third Party service provider, as applicable, (i) the Dollar value charges, or (ii) the charges determined by the method, in either case, if any, set forth on the Transition Service Schedules for each of the Services listed therein, or, if no such charges are specifically indicated otherwise, by the Fair Market Value of the Services. If there is any inconsistency between the Transition Services Schedule and this Section 5.01, the terms of the Transition Service Schedule shall govern.

Section 5.02 Payment Terms. Except as otherwise specified in a Transition Service Schedule, the Service Provider shall invoice the Service Recipient monthly (or on such other basis as the Parties may mutually determine) for all charges for Services to be paid to the Service Provider as set forth on the Transition Service Schedules pursuant to this Agreement. Such invoices shall generally identify the Services provided to the Service Recipient during the preceding month and specify the Service fee applicable to each Service so identified. Except as otherwise specified in a Transition Service Schedule, the Service Recipient shall pay the Service Provider for all such Services within 30 days after receipt of an invoice therefor by wire transfer of immediately available funds to the account designated by the Service Provider for this purpose. Late payments shall bear interest at a rate per annum equal to the Prime Rate plus 2.0%, calculated for the actual number of days elapsed, accrued from and excluding the date on which such payment was due up to and including the date of payment. Late payment for any Service provided hereunder shall entitle Service Provider to suspend, at Service Provider’s sole discretion, the provision of any or all Services to Service Recipient hereunder.

Section 5.03 Taxes. The fees and charges payable by the Service Recipient under this Agreement and set forth on the Transition Service Schedules shall be exclusive of any Sales Taxes or excise Taxes or any customs or import charges or duties or any similar charges or duties which may be imposed by any Governmental Entity in connection with the purchase or delivery of the Services or materials to the Service Recipient. The Service Recipient shall remit to the Service Provider any Sales Taxes properly payable to the Service Provider pursuant to this Agreement. Applicable Sales Taxes shall be indicated by the Service Provider separately on all of the Service Provider’s invoices. The Parties shall cooperate with each other to minimize any applicable Sales Taxes and each shall provide the other with any reasonable certificates or documents which are useful for such purpose.

Section 5.04 Records and Audits. Service Provider shall maintain detailed books and records of the costs on which the fees charged to Service Recipient hereunder have been based. Service Recipient shall have the right, at its sole cost and expense, to have the applicable books and records of Service Provider audited by a nationally recognized independent certified public accountant, mutually selected by the Parties, under appropriate confidentiality provisions, for the purpose of verifying the accuracy of all fees and out-of-pocket cost calculations under this Agreement. Any such audit shall be conducted no more than twice during the Term and shall be conducted upon at least thirty (30) days’ advance notice during normal business hours and in a manner that does not interfere unreasonably with Service Provider’s business. The results of any such audit shall be binding on the Parties absent manifest error, and shall be delivered in writing to each Party. Any underpayment or overbilling determined by such audit shall promptly be paid by Service Recipient or refunded by Service Provider, as applicable, plus interest at a rate of simple interest per annum equal to the Applicable Rate, from the date of any such underpayment or overbilling.

ARTICLE VI

GENERAL OBLIGATIONS

Section 6.01 Performance Metrics. Subject to Article III and any other term or condition of this Agreement, each Party shall maintain sufficient resources to perform their obligations hereunder. Any specific performance metrics for the Service Provider or the Third Party service provider for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, the Service Provider shall (consistent with the other terms and conditions of this Agreement) use Commercially Reasonable Efforts to provide Services, or to cause the Services to be provided, in accordance with the policies, procedures, service levels and practices in effect before the Distribution Date and shall exercise the same care and skill as the Service Provider exercises in performing similar services for itself. To the extent within the possession and control of the Service Recipient, the Service Recipient shall (i) provide, and shall cause the other relevant members of the Engility Group to provide, the Service Provider with any and all information and documentation, and (ii) take actions and make decisions in a timely manner, in each case sufficient for the Service Provider to perform the Services it is obligated to perform hereunder (and to perform its obligation to cause the Services to be provided, where applicable) as they were performed before the Distribution Date and shall make available, as reasonably requested by the Service Provider, sufficient resources and timely decisions, approvals and acceptances in order that the Service Provider may perform its obligations hereunder in a timely manner.

Section 6.02 Disclaimer of Warranties. No Party makes any warranties or conditions, express, implied, conventional or statutory, including but not limited to, the implied warranties or conditions of merchantability, of quality or fitness for a particular purpose, with respect to the Services or other items or deliverables provided by it or any Third Party service provider.

Section 6.03 Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and that the Service Provider may make changes from time to time in the manner of performing the Services if the Service Provider is making similar changes in performing similar services for itself.

Section 6.04 Responsibilities for Errors; Changes. Except as set forth in Article XIII, the Service Provider’s sole responsibility to the Service Recipient:

(a) for material errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to the Service Recipient; provided, that the Service Provider must promptly advise the Service Recipient of any such material error or omission of which it becomes aware; and

(b) for failure to deliver any Service because of Impracticability, shall be to use Commercially Reasonable Efforts, subject to Section 3.03, to make the Services available or to resume performing the Services as promptly as reasonably practicable.

Section 6.05 Cooperation and Consents. The Parties shall cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments and obtaining all Third Party Consents, licenses or sublicenses necessary to permit each Party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use Third Party software needed for the performance of Services). Pursuant to Section 10.03, the costs of obtaining such Third Party Consents, licenses or sublicenses shall be borne by the Service Recipient.

Section 6.06 Alternatives. If the Service Provider reasonably believes it is unable to provide any Service because of a failure to obtain necessary Consents, licenses or sublicenses pursuant to Section 6.05 or because of Impracticability, the Parties shall reasonably and in good faith cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the reasonable satisfaction of the Parties, the Service Provider shall not be obligated to continue providing the Service. To the extent an agreed upon alternative approach requires the occurrence of costs or expenditures above and beyond that which is included in the Service Provider’s charge for the Service in question, such additional costs and expenditures shall be discussed between the Parties and, unless otherwise agreed, be borne by the Service Recipient.

Section 6.07 Personnel.

(a) Right to Designate and Change Personnel. The Service Provider will have the right to designate which personnel it will assign to perform the Services. The Service Provider also will have the right to remove and replace any such personnel at any time or designate any of its Affiliates or a Subcontractor at any time to perform the Services, pursuant to Article IX; provided, however, that the Service Provider will use Commercially Reasonable Efforts to limit the disruption to the Service Recipient in the transition of the Services to different personnel or to a Subcontractor. In the event that personnel with the designated level of experience are not then employed by the Service Provider, the Service Provider will use Commercially Reasonable Efforts to provide such personnel or Subcontractor personnel having an adequate level of experience; provided, however, that the Service Provider will have no obligation to retain any individual employee for the sole purpose of providing the applicable Services.

(b) Financial Responsibility. The Service Provider will directly pay for all personnel expenses, including wages, of its employees performing the Services.

(c) Service Managers and Service Recipient Representatives. During the Term of this Agreement, the Parties will appoint (i) in the case of the Service Provider, one of its employees (the “Service Manager”) for each Service as indicated in each Transition Service Schedule who will have responsibility for managing and coordinating the delivery of such Service and (ii) in the case of the Service Recipient, one of its employees (the “Service Recipient Representative”) for each Service as indicated in each Transition Service Schedule who will have responsibility for managing and coordinating the Service Recipient’s utilization of such Service. The Service Managers will coordinate and consult with the Service Recipient Representatives. The Parties may, at their discretion, select other individuals to serve in these capacities during the Term of this Agreement upon providing notice to the other Party. For greater certainty, a Service Manager or a Service Recipient Representative may serve as such in respect of one or more Transition Service Schedules.

Section 6.08 Insurance. Each Party shall obtain and maintain at its own expense insurance of the type generally maintained in the ordinary course of its business. The Service Provider shall not be required to obtain and maintain any particular insurance in relation to providing any Service.

ARTICLE VII

TERMINATION

Section 7.01 Termination. Service Recipient may terminate any Service, with or without cause, at any time upon at least 60 days’ prior notice to the Service Provider, except with respect to the Services described on Transition Service Schedule No. 1 (Ethics Training Module System), No. 2 (Health/Welfare Plans), No. 3 (Health/Welfare Services Support), No. 11 (File 2012 Federal Income Tax Return) and No. 12 (Travel Program), each of which Services shall remain in effect until the termination date for such Service as indicated on the applicable Transition Service Schedule. As soon as reasonably practicable following receipt of any such early termination notice, the Service Provider shall advise the Service Recipient as to whether termination of such Service will (a) require the termination or partial termination of, or otherwise affect the provision of, certain other Services or (b) result in any early termination costs, including those related to Subcontractors. In the event that such termination is expected by the Service Provider to result in any early termination costs, the Service Provider will provide to the Service Recipient such information as it has reasonably available regarding the estimated amount of such costs, which in the case of a Subcontractor may be based upon information provided by such Subcontractor. Any early termination costs shall be borne by the Service Recipient as set forth in Section 7.03.

In addition, the Parties agree that either Party may terminate this Agreement (and the corresponding Transition Service Schedule) with respect to a specific Service upon providing notice to the other Party in the event that an Event of Default occurs in relation to such other Party, and such termination shall take effect immediately upon the non-defaulting Party providing such notice to the other (except as otherwise specified in clause (c) below).

For the purposes of this Agreement, each of the following shall individually and collectively constitute an “Event of Default”:

(a) in relation to the Service Recipient, if the Service Recipient defaults in payment to the Service Provider of any payments which are due and payable by it to the Service Provider pursuant to this Agreement, and such default is not cured within 15 days following receipt by the Service Recipient of notice of such default;

(b) either Party breaches any of its material obligations to the other Party pursuant to this Agreement (other than as set out in paragraph (a) above), and fails to cure it within 30 days after receipt of written notice from the non-defaulting Party specifying the default in reasonable detail and demanding that it be rectified; provided, that if such breach is not capable of being cured within 30 days after receipt of such written notice and the Party in default has diligently pursued efforts to cure the default within the 30 day period, no Event of Default under this paragraph (b) shall occur; and provided, further, that no failure of the Service Provider to provide any Services shall constitute an “Event of Default” if such failure is a result of the Service Recipient’s failure to comply with its obligations under the final sentence of Section 6.01 in all respects; and

(c) either Party (i) is bankrupt or insolvent or takes the benefit of any statute in force for bankrupt or insolvent debtors, or (ii) files a proposal or takes any action or proceeding before any court of competent jurisdiction for its dissolution, winding-up or liquidation, or for the liquidation of its assets, or a receiver is appointed in respect of its assets, which order, filing or appointment is not rescinded within 60 days.

Section 7.02 Survival. Notwithstanding the foregoing, in the event of any termination or expiration with respect to one or more Services, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated or expired. Section 5.04 and Articles VII, X, XII, XIII and XV shall survive the termination or expiration of this Agreement in accordance with its terms (where applicable).

Section 7.03 Payment. Immediately following the Expiration Date, the Service Provider shall cease, or cause its Subcontractors to cease, providing the Services, and the Service Recipient shall promptly pay or cause the other relevant members of the Engility Group to which it belongs, to promptly pay all fees accrued pursuant to Article V but unpaid to the Service Provider.

Section 7.04 User ID; Passwords. The Parties shall use Commercially Reasonable Efforts upon the termination or expiration of this Agreement or of any specific Service hereto to ensure that access by one Party to the other Party’s systems is cancelled.

ARTICLE VIII

RELATIONSHIP BETWEEN THE PARTIES

The Service Provider is and will remain at all times an independent contractor in the performance of all Services hereunder. In all matters relating to this Agreement, the Service Provider will be solely responsible for the acts of its employees and agents, and employees or agents of the Service Provider shall not be considered employees or agents of the Service Recipient. Except as otherwise provided herein, the Service Provider will not have any right, power or authority to create any obligation, express or implied, on behalf of the Service Recipient nor shall the Service Provider act or represent or hold itself out as having authority to act as an agent or partner of the Service Recipient, or in any way bind or commit the Service Recipient to any obligations. Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the Parties or Persons referred to herein, and each Party shall be responsible only for its respective obligations as set forth in this Agreement. Neither the Service Provider nor its employees shall be considered an employee or agent of the Service Recipient for any purpose, except as expressly agreed by the Parties. The Service Provider shall have sole responsibility for the supervision, daily direction and control, payment of salary (including withholding of income taxes and deductions at source), worker’s compensation, disability benefits and the like of its employees.

ARTICLE IX

SUBCONTRACTORS

The Service Provider may engage a “Subcontractor” to perform all or any portion of the Service Provider’s duties under this Agreement. As used in this Agreement, “Subcontractor” will mean any Person or entity engaged to perform hereunder, other than employees of the Service Provider or its Affiliates.

ARTICLE X

INTELLECTUAL PROPERTY

Section 10.01 Allocation of Rights by Ancillary Agreements. This Agreement and the performance of this Agreement will not affect the ownership of any patent, trademark or copyright or other intellectual property rights allocated in the Distribution Agreement or any of the Ancillary Agreements.

Section 10.02 Existing Ownership Rights Unaffected. Neither Party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

Section 10.03 Third Party Software. In addition to the consideration set forth elsewhere in this Agreement, the Service Recipient shall also pay any amounts (and applicable

Sales Taxes) that are required to be paid to any licensors of software that is used by the Service Provider (other than as a part of its normal operations), to the extent that such software is used in connection with the provision of any Service hereunder, and any amounts (and applicable Sales Taxes) that are required to be paid by the Service Provider to any such licensors to obtain the Consent of such licensors to allow the Service Provider to provide any of the Services hereunder.

Section 10.04 Termination of Licenses. Any license granted hereunder by the Service Provider shall terminate and be of no further force and effect upon the expiration or early termination of this Agreement or the termination of the particular Service associated with the granted license, if earlier.

ARTICLE XI

NO OBLIGATION

Neither Party assumes any responsibility or obligation whatsoever, other than the responsibilities and obligations expressly set forth in this Agreement (including the schedules hereto), in the Distribution Agreement or in a separate written agreement between the Parties.

ARTICLE XII

CONFIDENTIALITY

Section 12.01 Confidentiality. The terms of the Confidentiality provisions set forth in Article XI of the Distribution Agreement shall apply to all Confidential Information disclosed in the course of the Parties’ interactions under this Agreement. This Article XII sets out additional matters regarding Confidential Information for the purposes of this Agreement.

Section 12.02 Permitted Purpose. The term “Permitted Purpose” means the provision of a Service by the Service Provider or its Subcontractors to the Service Recipient under this Agreement.

Section 12.03 Disclosure. The Service Provider and its Subcontractors may use Confidential Information in connection with a Permitted Purpose; provided, that:

(a) the Service Provider shall not disclose any Confidential Information to any employee of the Service Provider or to any of its Subcontractors who does not have a need to know such Confidential Information in order to perform the Permitted Purpose; and

(b) the Service Provider and its Subcontractors shall not use the Confidential Information other than for such Permitted Purpose.

Section 12.04 Expiration of Confidentiality Provisions. The obligations of the Parties under this Article XII shall expire on the third anniversary of the date of this Agreement.

ARTICLE XIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 13.01 Indemnification. L-3 shall indemnify, defend and hold harmless Engility, each other member of the Engility Group and each of their respective directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assignors of any of the foregoing (collectively, the “Engility Indemnified Parties”), from and against any and all Liabilities of the Engility Indemnified Parties incurred by, borne by or asserted against any of them directly resulting from any of the following items (without duplication):

(a) the breach or the failure of performance by L-3 of any of the covenants, promises, undertakings or agreements which it is obligated to perform under this Agreement;

(b) death of or injury of any person whomsoever, including but not limited to directors, officers, employees, servants or agents of Engility, of another member of the Engility Group or contractors, resulting from the acts or omissions of L-3 or its Affiliates under or in connection with this Agreement, to the extent that such Liabilities are not covered by worker’s compensation;

(c) loss of, or damage to, or destruction of any property whatsoever, including without limitation, property of Engility or of another member of the Engility Group, resulting from the acts or omissions of L-3 or its Affiliates under or in connection with this Agreement, to the extent such liabilities are not covered by insurance; and

(d) any claim or assertion that the execution or performance by Engility of its obligations under this Agreement violates or interferes with any contractual or other right or obligation or relationship of L-3 to or with any other Person, caused by, arising out of, or in any way related to this Agreement, but subject however to the limitations of liability provided in Section 13.02 of this Agreement.

Engility shall indemnify, defend and hold harmless L-3, its Subsidiaries and each of their and its respective directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assignors of any of the foregoing (collectively, the “L-3 Indemnified Parties”), from and against any and all Liabilities of the L-3 Indemnified Parties incurred by, borne by or asserted against any of them directly resulting from any of the following items (without duplication):

(a) the breach or the failure of performance by Engility of any of the covenants, promises, undertakings or agreements which it is obligated to perform under this Agreement (including Engility’s failure to pay Third Party service provider’s bills on a timely basis);

(b) death of or injury of any person whomsoever, including but not limited to directors, officers, employees, servants or agents of L-3, its Subsidiaries or its contractors, resulting from the acts or omissions of Engility or its Affiliates under or in connection with this Agreement, to the extent that such Liabilities are not covered by worker’s compensation;

(c) loss of, or damage to, or destruction of any property whatsoever, including without limitation, property of L-3 or of any of its Subsidiaries, resulting from the acts or omissions of Engility or its Affiliates under or in connection with this Agreement, to the extent such liabilities are not covered by insurance; and

(d) any claim or assertion that the execution or performance by L-3 of its obligations under this Agreement violates or interferes with any contractual or other right or obligation or relationship of Engility to or with any other Person, caused by, arising out of, or in any way related to this Agreement, but subject however to the limitations of liability provided in Section 13.02 of this Agreement.

Section 13.02 Limitation of Liability. Notwithstanding anything to the contrary herein, the total aggregate liability of the Service Provider to the Service Recipient for all events, acts or omissions of the Service Provider under or in connection with this Agreement or the Services provided by the Service Provider hereunder, whether based on an action or claim in contract, warranty, equity, negligence, tort or otherwise, shall not exceed an amount equal to the the lesser of $250,000 and (in the case of gross negligence by the Service Provider (but for the sake of clarity, not any Third Party) in the performance of its obligations hereunder) the amount that the Service Recipient has actually paid the Service Provider for such Services under this Agreement.

In no event shall a Party or any Subsidiary or Affiliate of that Party be liable to any member of the other Party or any Subsidiary or Affiliate of the other Party for any special, consequential, indirect, collateral, incidental or punitive damages, lost profits, or failure to realize expected savings, or other commercial or economic loss of any kind, however caused and on any theory of liability (including negligence), arising in any way out of this Agreement, whether or not such Person has been advised for the possibility of any such damages.

Section 13.03 Provisions Applicable with respect to Indemnification Obligations. Article VI of the Distribution Agreement shall apply mutatis mutandis with respect to any Liability subject to indemnification or reimbursement pursuant to this Article XIII.

ARTICLE XIV

ASSIGNMENT

Section 14.01 Prohibition of Assignment. Neither Party shall assign or transfer this Agreement, in whole or in part, or any interest or obligation arising under this Agreement except as permitted by Section 6.07(a) and Section 14.02, without the prior written consent of the other Party.

Section 14.02 Assignment to L-3. L-3 may elect to have one or more of its Subsidiaries or Affiliates assume the rights and obligations of L-3 under this Agreement.

ARTICLE XV

MISCELLANEOUS

Section 15.01 Notices. All notices and other communications hereunder shall be given in the manner set forth in Section 13.02 of the Distribution Agreement.

Section 15.02 Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to the conflicts of law rules of such state. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the courts of the State of New York or any federal court with subject matter jurisdiction located in the Southern District of New York (and any appeals court therefrom) in the event any dispute arises out of this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby in any court other than such courts.

Section 15.03 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.03.

Section 15.04 Judgment Currency. The obligations of the Service Recipient to make payments hereunder shall not be discharged by an amount paid in any currency other than Dollars, whether pursuant to a court order or judgment or arbitral award or otherwise, to the extent that the amount so paid upon conversion to Dollars and transferred to an account indicated by the Service Provider under normal banking procedures does not yield the amount of Dollars due; and the Service Recipient, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Service Provider against, and to pay to the Service Provider on demand, in Dollars, any difference between the sum originally due in Dollars and the amount of Dollars received upon any such conversion and transfer.

Section 15.05 Entire Agreement. This Agreement, the other Ancillary Agreements, the Distribution Agreement and exhibits, schedules and appendices hereto (including the Transition Services Schedules) and thereto, and the specific agreements contemplated herein or thereby, contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. No agreements or understandings exist between the Parties other than those set forth or referred to herein or therein.

Section 15.06 Conflicts. In case of any conflict or inconsistency between this Agreement and the Distribution Agreement with respect to the Services, this Agreement shall prevail. In case of any conflict or inconsistency between the terms and conditions of this Agreement (excluding, for the purpose of this Section 15.06, any Transition Service Schedule thereto) and the terms of any Transition Service Schedule, the provisions of the Transition Service Schedule shall prevail.

Section 15.07 Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from superior force (“Force Majeure”) or any act, occurrence or omission beyond its reasonable control, such as fires, explosions, accidents, strikes, lockouts or labor disturbances, floods, droughts, earthquakes, epidemics, seizures of cargo, wars (whether or not declared), civil commotion, acts of God or the public enemy, action of any government, legislature, court or other Governmental Entity, action by any authority, representative or organization exercising or claiming to exercise powers of a government or Governmental Entity, compliance with applicable Law, blockades, power failures or curtailments, inadequacy or shortages or curtailments or cessation of supplies of raw materials or other supplies, failure or breakdown of equipment of facilities or, in the case of computer systems, any failure in electrical or air conditioning equipment (a “Force Majeure Event”). If a Force Majeure Event has occurred and its effects are continuing, then, upon notice by the Party who is delayed or prevented from performing its obligations to the other Party (i) the affected provisions or other requirements of this Agreement shall be suspended to the extent necessary during the period of such disability, (ii) the Party which is delayed or prevented from performing its obligations by a Force Majeure Event shall have the right to apportion its Services in an equitable manner to all users and (iii) such Party shall have no liability to the other Party or any other Person in connection therewith. The Party which is delayed or prevented from performing its obligations by the Force Majeure Event shall resume full performance of this Agreement as soon as reasonably practicable following the cessation of the Force Majeure Event (or the consequences thereof).

Section 15.08 Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Parties. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

Section 15.09 Further Assurances. Each Party agrees to use Commercially Reasonable Efforts to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the relations contemplated hereby. Without limiting the foregoing and the provisions of the Distribution Agreement, each Party shall make available during normal business hours for inspection and copying by the other Party and such other Persons as the other Party shall designate in writing, all books and records in the possession which relate to the Services and which are necessary to confirm the said Party’s compliance with its obligations under this Agreement.

Section 15.10 Severability. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable Law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the Parties as though such void, voidable or unenforceable provision were not a part hereof.

Section 15.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written.

L-3 COMMUNICATIONS CORPORATION

By:
Name:
Title:

ENGILITY CORPORATION

By:
Name:
Title:

[Signature Page to Engility Transition Services Agreement]

	General Description of Service	Service Provider/L-3 - Point of Contact	Service Recipient/Engility - Point of Contact	Transition Term Expiration Date for Applicable Service	Pricing	Additional Information
1

Ethics Training Module System Third Party service provider: SAI Global

Service Provider will provide Service Recipient with a set of 4 master discs containing the SAI training module content licensed by the Service Provider for use by the Service Receipient until the expiration date.

				12/31/2012		Service Recipient may use training content on their existing tracking and reporting system(s) for the remainder of 2012 (after which time, use of training content shall cease). Service Provider will not be responsible to support or host this training for Service Recipient.
2

Health/Welfare Plans

Third Party service providers: Aetna, Blue Cross Blue Shield, Kaiser Permanente, HMSA, Empathia, Wells Fargo, Gallagher Benefit Services, Executive Health, SHPS, Active Health, Onsite Wellness, Pathfinder Health, WageWorks, VSP, ASI, Marsh Voluntary Benefits, Zurich, HDMS, Aetna International, Chartis, Mitchell Silverberg and Knupp LLP, Sibson MGC

				12/31/2012		As set forth on attached schedule 2.a: Health & Welfare Schedule

3	Health/Welfare Services Support Third Party service provider: ACS			12/31/2012		As set forth on attached schedule 2.a: Health & Welfare Schedule

4

Email Forwarding Service

Service Provider currently provides Service Recipient with email services for Service Recipient domains. Service Provider will continue to forward legacy Service Provider email to Service Recipient new email addresses until the expiration date

2 months from Distribution Date

5

Utilization of Service Provider’s IP Addresses

(148.104.32.0; 166.20.95.0/24; 166.20.96.0/24; 166.20.108.0/23; 166.20.117.0/24; 166.20.118.0/23; 166.20.120.0/24; 166.20.128.0/23; 166.20.130.0/24; 166.20.131.0/24; 166.20.132.0/23; 166.20.188.0/22; 166.20.208.0/23; 166.20.220.0/23; 148.104.96.0/20; 166.20.93.0/24; 166.20.192.0/20; 166.20.222.0/24; 141.199.120.0/22; 141.199.125.0/24; 141.199.126.0/23; 141.199.128.0/20; 141.199.145.0/24; 141.199.146.0/23; 141.199.148.0/23; 141.199.152.0/23; 141.199.155.0/24; 141.199.156.0/24)

Service Provider currently provides Service Recipient with IP address space, and will continue to do so during the transition period.

				6 months from Distribution Date.		On Distribution Date, Service Recipient will ensure that these address are only used internal to their business. Service Recipient must discontinue their use at the end of the transition term. At such time, Service Provider will re-utilize.

	General Description of Service	Service Provider/L-3 - Point of Contact	Service Recipient/Engility - Point of Contact	Transition Term Expiration Date for Applicable Service	Pricing	Additional Information
6

Telecommunication Services

Third Party service provider: AT&T Wireless

L-3 currently has established pricing agreements for telecommunication services which the Service Recipient utlizes for the services. L-3 will continue to provide use of established pricing to the Service Recipient after the Distribution Date until the expiration date

				3/27/2013		Service Recipient may discontinue use of this service at any time by notifying telecommunications provider of discontinuance. Upon Expiration Date or discontinuance by Service Recipient, Service Recipient will be removed from L-3’s contract with Third Party Service provider.

7

Telecommunication Services

Third Party service provider: AT&T WAN

L-3 currently has established pricing agreements for telecommunication services which the Service Recipient utlizes for the services. L-3 will continue to provide use of established pricing to the Service Recipient after the Distribution Date until the expiration date

6/1/2013

8

Telecommunication Services

Third Party service provider: Verizon Wireless

L-3 currently has established pricing agreements for telecommunication services which the Service Recipient utlizes for the services. L-3 will continue to provide use of established pricing to the Service Recipient after the Distribution Date until the expiration date

				11/30/2012		Service Recipient may discontinue use of this service at any time by notifying telecommunications provider of discontinuance. Upon Expiration Date or discontinuance by Service Receipient, Service Recipient will be removed from L-3’s contract with Third Party Service provider.

9

Telecommunication Services

Third Party service provider: T-Mobile

L-3 currently has established pricing agreements for telecommunication services which the Service Recipient utlizes for the services. L-3 will continue to provide use of established pricing to the Service Recipient after the Distribution Date until the expiration date

				12/31/2012		Service Recipient may discontinue use of this service at any time by notifying telecommunications provider of discontinuance. Upon Expiration Date or discontinuance by Service Receipient, Service Recipient will be removed from L-3’s contract with Third Party Service provider.

10

Telecommunication Services

Third Party service provider: Sprint

L-3 currently has established pricing agreements for telecommunication services which the Service Recipient utlizes for the services. L-3 will continue to provide use of established pricing to the Service Recipient after the Distribution Date until the expiration date

				6 months from Distribution Date.		Service Recipient may discontinue use of this service at any time by notifying telecommunications provider of discontinuance. Upon Expiration Date or discontinuance by Service Receipient, Service Recipient will be removed from L-3’s contract with Third Party Service provider.

	General Description of Service	Service Provider/L-3 - Point of Contact	Service Recipient/Engility - Point of Contact	Transition Term Expiration Date for Applicable Service	Pricing	Additional Information
11

File 2012 Federal Income Tax Return

Includes the following services:

-Service Recipient’s federal stub period return from 1/1/12 to Distribution Date. -Service Recipient’s state stub period returns from 1/1/12 to Distribution Date. -Service Recipient’s full year 2012 state returns (for states that don’t conform to the short year)

				10/15/2013		As set forth in the Tax Separation Agreement. Does not include the following services for 2011 and 2012: preparation of estimated tax payments or other potential quarterly tax compliance-related tasks.
12

Travel Program

Third Party service provider:

AMEX - Travel Services

L-3 currently has established pricing agreements with American Express Travel, and with airline, hotel, Hertz Rent-A-Car and other vendors. L-3 will continue to provide use of established pricing to the Service Reciepient after the Distribution Date until the expiration date.

12/31/2013

Engility must follow L-3 travel policies and procedures. Any changes Engility wants to make that may impact travel supplier agreements must be pre-approved by L-3 in writing.

Additional information is set forth on attached schedule 12.a: Travel Services.

13

Taleo usage rights and L-3 application administration

Third Party service provider: Taleo

Third Party service provider will provide separate instance of system for Service Recipient’s use after the Distribution Date until the expiration date. L-3 will provide system administrative services in support of the Service Recipient, including maintenance of master data, user and permission management and primary interface to Taleo for service issues.

5/30/2013

14	Transitional Consulting Services Various L-3 employees may be requested by Engility to provide consulting time in order to assist with transition.			12/31/2013		Cost = aggregate total of all consultants’ hourly rates + fringe rate of 55%

*	Pursuant to Article XIII of the Agreement, Engility will promptly indemnify L-3 for all costs and expenses to L-3 associated with Engility’s failure to pay any Third Party service provider on a timely basis.